Exhibit 99.1
Encore Acquisition Company Announces Pricing of $150 Million of 7.25% Senior Subordinated Notes
FORT WORTH, Texas—(BUSINESS WIRE)—November 16, 2005
Encore Acquisition Company (NYSE:EAC) announced today that it has priced an underwritten public offering of $150 million of Senior Subordinated Notes due 2017, which will bear interest at a rate of 7.25% per annum. Encore expects to close the sale of the notes on November 23, 2005, subject to the satisfaction of customary closing conditions. Encore intends to use the net proceeds of the proposed offering to reduce indebtedness outstanding under its revolving credit facility. The offering is being made under Encore’s existing shelf registration statement.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.
Sole bookrunner for the offering is Citigroup Global Markets Inc. A preliminary prospectus supplement related to the public offering has been filed with the Securities and Exchange Commission. When available, copies of the preliminary prospectus supplement relating to the offering may be obtained from the offices of Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, telephone: 718-765-6732.
This press release contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this press release relate to, among other things, the closing of the offering and the use of proceeds therefrom. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in Encore’s filings with the Securities and Exchange Commission.
About the Company:
Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are in four core areas: the Cedar Creek Anticline of Montana and North Dakota; the Permian Basin of West Texas and Southeastern New Mexico; the Mid Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt Basin, the East Texas Basin and the Barnett Shale; and the Rocky Mountains.
Contact:
Encore Acquisition Company, Fort Worth
Ben Nivens, 817-339-0911
or
William J. Van Wyk, 817-339-0812